EXHIBIT 23(F)




                      CONSENT OF BARR DEVLIN & CO. INCORPORATED
                      -----------------------------------------



               We hereby consent to the use of our opinion in the Joint Proxy Statement/Prospectus of Texas Utilities Company and ENSERCH Corporation incorporated by reference in this Registration Statement of TUC Holding Company and to all references to our firm included in or made a part of this Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under
          Section 7 of the Securities Act of 1933 or the rules and regulations adopted by the Securities and Exchange Commission thereunder.


                                        /s/ Barr Devlin & Co. Incorporated

                                        BARR DEVLIN & CO. INCORPORATED


          New York, New York
          August 4, 1997